EXHIBIT 3.3

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                           CONTANGO OIL & GAS COMPANY
                            (A DELAWARE CORPORATION)
                                       AND
                           CONTANGO OIL & GAS COMPANY
                             (A NEVADA CORPORATION)

         This Agreement and Plan of Merger ("Merger Agreement") dated as of December 1, 2000, is made by and between Contango Oil & Gas Company, a Delaware corporation ("Contango-Delaware") and Contango Oil & Gas Company, a Nevada corporation ("Contango-Nevada" and together with Contango-Delaware, the "Constituent Corporations").

                                    RECITALS

         A. Contango-Nevada desires to merge with and into Contango-Delaware, a Delaware corporation that is a wholly-owned subsidiary of Contango-Nevada, and Contango-Delaware desires to merge with Contango-Nevada, all upon the terms and subject to the conditions of this Merger Agreement (the "Proposed Merger").

         B. Contango- Delaware is a corporation duly organized and existing under the Delaware General Corporation Law (the "DGCL"). Contango-Delaware has an authorized capital of 50,125,000 shares, consisting of 50,000,000 shares of common stock, par value $0.04 per share ("Contango-Delaware Common Stock"), and 125,000 shares of preferred stock, par value $0.04 per share, 5,000 of which are designated as Series A senior convertible cumulative preferred stock ("Contango-Delaware Series A Preferred Stock"), and another 10,000 of which are designated as Series B senior convertible cumulative preferred stock ("Contango-Delaware Series B Preferred Stock" and together with the Contango-Delaware Series A Preferred Stock, the "Contango-Delaware Preferred Stock" ). As of the date hereof, one share of Contango-Delaware Stock is issued and outstanding, which is held by Contango-Nevada.

         C. Contango-Nevada is a corporation duly organized and existing under the Revised Statutes of the State of Nevada (the "NRS"). Contango-Nevada has an authorized capital of 50,125,000 shares, consisting of 50,000,000 shares of common stock, par value $0.04 per share ("Contango-Nevada Common Stock"), and 125,000 shares of preferred stock, par value $0.04 per share, 5,000 of which are designated as Series A senior convertible cumulative preferred stock ("Contango-Nevada Series A Preferred Stock") and another 10,000 of which are designated as Series B Senior convertible cumulative preferred stock ("Contango-Nevada Series B Preferred Stock" and together with the Contango-Delaware Series A Preferred Stock, the "Contango-Delaware Preferred Stock" ). As of the date hereof, 22,926,415 shares of Contango-Nevada Common Stock, 2,500 shares of Contango-Nevada Series A Preferred Stock, and 5,000 shares of Contango-Nevada Series B Preferred Stock are issued and outstanding.

         D. The Board of Directors of Contango-Nevada has determined by unanimous vote that, for the purpose of effecting the reincorporation of Contango-Nevada in the State of Delaware, it is advisable and in the best interest of Contango-Nevada and its stockholders that it


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ratify, confirm and approve the Proposed Merger, pursuant to which it will merge with and into Contango-Delaware upon the terms and conditions herein provided.

         E. The Board of Directors of Contango-Nevada has determined that for the purposes of reducing the number of shares of the Contango-Nevada Common Stock that are outstanding and increasing the price per share of such Common Stock, Contango-Nevada shall effect a two-for-one reverse stock split contemporaneous with the Proposed Merger whereby the holders of Contango-Nevada Common Stock shall receive one validly issued, fully paid and nonassessable share of Contango-Delaware Common Stock, for every two shares of Contango-Nevada Common Stock that they hold.

         F. The Board of Directors of Contango-Nevada has further determined that it is advisable that upon consummation of the Proposed Merger, (i) the holders of Contango-Nevada Series A Preferred Stock shall receive one share of Contango-Delaware Series A Preferred Stock for each share of Contango-Nevada Series A Preferred Stock that they hold; and (ii) the holders of Contango-Nevada Series B Preferred Stock shall each receive one share of Contango-Delaware Series B Preferred Stock, provided that after the consummation of the Proposed Merger as a result of the two for one reverse stock split, each share of Contango-Delaware Preferred Stock shall be convertible, at an adjusted conversion price, into one-half of the number of shares of Nevada Common Stock that would have been received before such Merger.

         G. The respective Boards of Directors of Contango-Delaware and Contango-Nevada have authorized and approved this Merger Agreement and have directed that this Merger Agreement be submitted to a vote of their respective stockholders and executed by the undersigned officers.

         H. This Merger Agreement is a Plan of Reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements and covenants set forth herein, and other good and valuable consideration, the Constituent Corporations agree as follows:

                                   ARTICLE I
                                     MERGER

         1.1 MERGER. In accordance with the provisions of this Merger Agreement, the DGCL and the NRS, Contango-Nevada shall be merged with and into Contango-Delaware (the "Merger"), the separate existence of Contango-Nevada shall cease, and Contango-Delaware shall survive the Merger and shall continue to be governed by the DGCL. Contango-Delaware shall be, and is herein sometimes referred to as, the "Surviving Corporation." The name of the surviving corporation shall be Contango Oil & Gas Company.

         1.2 FILING AND EFFECTIVENESS. The Merger shall become effective when the last to occur of the following actions shall have been completed:

             (a) This Merger Agreement and the Merger shall have been adopted and approved by the stockholders of each of the Constituent Corporations in accordance with the requirements of the DGCL and the NRS;


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             (b) All of the conditions precedent to the consummation of the
Merger specified in this Merger Agreement have been satisfied or duly waived by the party entitled to satisfaction thereof;

             (c) A properly executed Certificate of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the DGCL shall have been filed with and accepted by the Secretary of State of the State of Delaware; and

             (d) A properly executed Articles of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the NRS shall have been filed with the State of Nevada.

             The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Date."

         1.3 EFFECT OF MERGER. Upon the Effective Date of the Merger, the separate existence of Contango-Nevada shall cease, and Contango-Delaware, as the Surviving Corporation, (i) shall continue to possess all of Contango-Delaware's assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger; (ii) shall be subject to all actions previously taken by its and Contango-Nevada's Board of Directors; (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Contango-Nevada including, without limitation, all patents, trademarks, licenses, registrations, and all other intellectual properties however defined;
(iv) shall continue to be subject to all of Contango-Delaware's debts, liabilities and obligations as constituted immediately prior to the Effective Date of the Merger, (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Contango-Nevada in the same manner as if Contango-Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the NRS, and (vi) shall continue to operate the business of Contango-Nevada under its current name, Contango Oil & Gas Company.

                                   ARTICLE II
                    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Contango-Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and applicable law.

         2.2 BYLAWS. The Bylaws of Contango-Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         2.3 DIRECTORS AND OFFICERS. The directors and officers of Contango-Nevada immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.


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                                  ARTICLE III
                          MANNER OF CONVERSION OF STOCK

         3.1 STOCK CONVERSION. Upon the Effective Date of the Merger, each share of Contango-Nevada Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger, and without any action by the Constituent Corporations, the holder of such shares, or any other person, be deemed to represent the right to receive one-half of one fully paid and nonassessable share of the corresponding Contango-Delaware Common Stock. No fractional shares of Contango-Delaware Common Stock shall be issued and, in lieu thereof, stockholders holding a number of shares of Contango-Nevada Common Stock not evenly divisible by two, upon surrender of their old certificates, shall be paid an amount of cash, without interest, rounded to the nearest cent, determined by the multiplying of (i) the Market Price of a share of Nevada Common Stock on November 16, 2000 by (ii) the fractional interest to which such stockholder would otherwise be entitled. The "Market Price" of a share of Nevada Common Stock means the average closing prices of such Common Stock on the securities exchange or other national market system on which such Common Stock is then traded over the six month-trading day period immediately prior to November 16, 2000 or, if the Common Stock is not then traded on a securities exchange or national market system, the average of the closing prices on the over-the-counter market on which such Common Stock is then traded as of the close of such market on each day over the six month-trading day period immediately prior to such date. On each day during the six month-trading period on which there are no trades, the Company will use the closing price on the last trading day prior to such date. As promptly as practical after the determination of the amount of cash to be paid to holders of fractional share interests, U.S. Stock Transfer Corporation, the transfer agent for each of the Constituent Corporations (the "Transfer Agent"), will so notify the Surviving Corporation and the Surviving Corporation will deposit such amount with the Transfer Agent and cause the Transfer Agent to forward payments to such holders of fractional shares subject to and in accordance with the terms of this Merger Agreement.

         3.2 CONTANGO-NEVADA WARRANTS, CONVERTIBLE SECURITIES, EMPLOYEE BENEFITS, STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS.

             (a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the warrants, convertible securities, employee benefits, stock option and employee stock plans of Contango-Nevada. Each outstanding and unexercised option or other right to purchase a security convertible into Contango-Nevada Common Stock shall become an option or right to purchase a security convertible into the Surviving Corporation's Common Stock on the basis of one-half of a share of the Surviving Corporation's Common Stock for each share of Contango-Nevada Common Stock issuable pursuant to any such option, stock purchase right or convertible security, upon the same terms and subject to the same conditions.

             (b) In accordance with the respective terms of the Certificate of Designations, Preferences, and Relative Rights and Limitations of the Series A Senior Convertible, Cumulative Preferred Stock dated August 24, 2000 and the Certificate of Designations, Preferences, and Relative Rights and Limitations of the Series B Senior Convertible, Cumulative Preferred Stock dated September 27, 2000 (each a "Certificate of Designations" and collectively, the "Certificates of Designation"), the number of shares of Nevada Common Stock that comprise the Stock Units (as defined in the applicable Certificate of Designations) held by the holders of


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Contango-Nevada Preferred Stock shall be adjusted to reflect the number of shares of Contango-Delaware Common Stock that such holders shall be entitled to receive after the Merger. Accordingly, for each holder of Contango-Nevada Preferred Stock, the number of shares of Common Stock of the Surviving Corporation that shall comprise a Stock Unit after the Merger will be adjusted to that number determined by dividing the Conversion Price (as defined in the applicable Certificate of Designations) by a fraction the numerator of which is the new shares of Contango-Delaware Common Stock that such holder will be entitled to receive after and as a result of the two for one reverse stock split which will be effected as part of the Merger and the denominator of which will be the number of shares of Contango-Nevada Common Stock that such holder would have been entitled to receive prior to the Merger.

             (c) A number of shares of the Surviving Corporation's Common Stock shall be reserved for issuance upon the exercise of options, stock purchase rights and convertible securities equal to one half the number of shares of Contango-Nevada Common Stock so reserved immediately prior to the Effective Date of the Merger.

         3.3 CANCELLATION OF STOCK. Upon the Effective Date of the Merger, any authorized but unissued shares of Contango-Nevada Common Stock, Contango-Nevada Series A Preferred Stock or Contango-Nevada Series B Preferred Stock (including Treasury shares) shall be canceled and no shares of Contango-Delaware Common Stock, Contango-Delaware Series A Preferred Stock or Contango-Delaware Series B Preferred Stock shall be issued in exchange therefor. Upon the Effective Date of the Merger, the one share of Contango-Delaware Common Stock presently issued and outstanding shall be canceled and returned to the status of authorized but unissued shares and no shares of common stock or other securities of the Surviving Corporation will be issued in respect thereof.

         3.4 EXCHANGE OF CERTIFICATES.

              (a) After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of Contango-Nevada Common Stock, Contango-Nevada Series A Preferred Stock or Contango-Nevada Series B Preferred Stock shall surrender the same for cancellation to the Transfer Agent, and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of corresponding Contango-Delaware Stock into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of Contango-Nevada Common Stock, Contango-Nevada Series A Preferred Stock or Contango-Nevada Series B Preferred Stock shall be deemed for all purposes to represent the number of corresponding shares of whole Contango-Delaware Common Stock or Contango Delaware Preferred Stock into which such shares of Contango-Nevada Common Stock or Contango-Nevada Preferred Stock were converted in the Merger.

              (b) The registered owner on the books and records of the Surviving Corporation or the Transfer Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Transfer Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Contango-Delaware Stock represented by such outstanding certificate as provided above.


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              (c) Each certificate representing Contango-Delaware Stock so issued in the Merger shall bear the same legends, if any, with respect to restrictions on transferability as the certificates of corresponding stock of Contango-Nevada so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws. As applicable, the time period during which a stockholder has held the Contango-Nevada Common Stock and/or Contango-Nevada Preferred Stock shall be included in the time period during which such stockholder actually holds the Contango-Delaware Common Stock and/or Contango-Delaware Preferred Stock received in exchange for Contango-Nevada Common Stock and/or Contango-Nevada Preferred Stock for the purposes of determining the term of the restrictive period applicable to the Contango-Delaware Common Stock and/or Contango-Delaware Preferred Stock.

              (d) If any certificate for shares of Contango-Delaware Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer, that such transfer otherwise be proper and the person requesting such transfer pay to Contango-Delaware or the Transfer Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Contango-Delaware that such tax has been paid or is not payable.

                                   ARTICLE IV
                                     GENERAL

         4.1 COVENANTS OF CONTANGO-DELAWARE. From time to time, as and when required by Contango-Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Contango-Nevada such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Contango-Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Contango-Nevada and otherwise to carry out the purposes of this Merger Agreement.

         4.2 ABANDONMENT. At any time before the Effective Date of the Merger, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either of the Constituent Corporations, or by both, notwithstanding the approval of this Merger Agreement by the stockholders of either of the Constituent Corporations, or by both.

         4.3 AMENDMENT. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement (or certificate in lieu thereof) with the Secretary of State of the States of Delaware and Nevada; PROVIDED, HOWEVER, that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders of either of the Constituent Corporations shall not (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effective immediately after the Merger, or (c) alter or change any of


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the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such Constituent Corporation.

         4.4 REGISTERED OFFICE. The registered and principal office of the Surviving Corporation in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

         4.5 GOVERNING LAW. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with the laws of the State of Delaware and, so far as applicable, the merger provisions of the NRS.

         4.6 COUNTERPART. To facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


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IN WITNESS WHEREOF, this Merger Agreement having first been approved by the resolutions of the Boards of Directors of Contango-Delaware, a Delaware corporation, and Contango-Nevada, a Nevada corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized as of the date first above written.

                                             Contango Oil & Gas Company
                                             a Nevada corporation

                                             By:
                                                --------------------------------
                                                      Kenneth R. Peak
                                                      Chief Executive Officer
ATTEST:




---------------------------------
 Assistant Secretary

                                             Contango Oil & Gas Company
                                             a Delaware corporation

                                             By:
                                                --------------------------------
                                                      Kenneth R. Peak
                                                      Chief Executive Officer
ATTEST:




---------------------------------
 Assistant Secretary


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